Exhibit 10.1

Separation, Consulting and General Release Agreement

This Separation, Consulting and General Release Agreement (this “Agreement”) is made as of this 5th day of February, 2024, by and between Canoo Inc. (the “Company”), and Josette Sheeran (“Executive,” and together with the Company, the “Parties”).

WHEREAS, the Parties entered into an employment offer letter dated July 22, 2021 (the “Offer Letter”);

WHEREAS, the Parties entered into a Confidential Information and Inventions Agreement dated July 30, 2021 (the “Confidentiality Agreement”);

WHEREAS, the Parties acknowledge and agree that Executive’s employment with the Company ended (the “Separation”), and service as a director of the Company ended, in each case effective as of the date hereof (the “Separation Date”);

WHEREAS, the Parties wish to provide that Executive will remain available to provide advisory services to the Company following the Separation Date as a non-employee consultant to the Company; and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.             Acknowledgment of Separation. The Parties acknowledge and agree that the Separation is effective as of the Separation Date.

2.             Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the rights and obligations created and payments made to her by the Company under and otherwise in connection with this Agreement, constitute valuable promises and payments to which she is not otherwise entitled under any law or contract.

3.             Payments By Reason of the Separation.

(a)            Final Pay. On the Separation Date, Executive will receive a lump sum payment of all then-outstanding final compensation for services performed for the Company through and including the Separation Date, including any submitted reimbursable expenses that have been incurred and are unpaid (including without limitation any unpaid relocation expenses that have been incurred and submitted for reimbursement through the Company’s standard expense reimbursement process on or before the Separation Date) and accrued unused vacation pay, less applicable federal, state and local tax withholdings.

(b)            Equity Vesting. Subject to Executive’s execution, delivery and non-revocation of this Agreement, the Company will immediately vest all restricted stock units held by Executive as of the Separation Date (the “Severance Payment”).

(c)             COBRA; Benefits. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Executive will be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company. Executive will be provided with the appropriate COBRA coverage notice and election form for this purpose. The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents will be determined in accordance with Section 4980B of the Code. Subject to Executive’s execution, delivery and non-revocation of this Agreement, the Company will pay the Executive’s COBRA premiums to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of the date: (A) twelve (12) months after the Separation Date; (B) the Executive becomes eligible for group health insurance coverage through a new employer; or (C) the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event the Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, the Executive must promptly notify the Company of such event. If Executive requests, or if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(d)            Other Benefits. Except as specifically set forth in this Agreement, and except as to any vested benefits under the 401(k) plan in which Executive participates as of the date hereof, Executive’s right to, and participation in, all employee benefit plans of the Company and its affiliates shall terminate as of the Separation Date in accordance with the specific terms of each plan.

4.             Executive’s General Release, Covenant Not to Sue.

(a)             General Release. In exchange for the consideration referred to in Section 3 above, Executive, for and on behalf of herself and each of her heirs, executors, administrators, personal representatives, successors and assigns, hereby releases and discharges the Company, its subsidiaries, parents and affiliates, and each of their subsidiaries’, stockholders’, equity holders’ and subsidiaries’ officers, directors, members, managers, partners, stockholders, employees, representatives, insurers, agents and affiliates (collectively, the “Employer Affiliates”, and each an “Employer Affiliate”) from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown or suspected to exist by Executive, which Executive ever had or may now have against any Employer Affiliate, from the beginning of time to the effective date of this Agreement, including, without limitation, any claims, demands or liabilities in connection with Executive’s employment, including wrongful termination, constructive discharge, breach of express or implied contract, unpaid wages, benefits, attorneys’ fees or pursuant to any federal, state, or local employment laws, regulations or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, veteran status and disability discrimination, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, any state statute relating to employee benefits or pensions and the Americans with Disabilities Act of 1990. This release does not waive rights or claims that may arise after the effective date of this Agreement. Executive fully understands that if any fact with respect to which this release is executed is found hereafter to be other than or different from the facts in that connection believed by Executive to be true, Executive expressly accepts and assumes the risk of such possible difference in fact and agrees that the release set forth herein shall be and remain effective notwithstanding such difference in fact. Executive acknowledges and agrees that no consideration other than as provided for by this Agreement has been or will be paid or furnished by any Employer Affiliate. This release does not extend to any claim for indemnification or other liability protection in favor of Executive under the directors’ and officers’ liability insurance policy covering directors and officers of the Company under which, as of immediately prior to the execution of this Agreement, Executive is entitled to indemnification as a current or former director or officer of the Company.

(b)            Covenant Not to Sue. Executive covenants and agrees never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Employer Affiliate any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this Section 4. Executive represents and agrees that she has not and will not make or file or cause to be made or filed any claim, charge, allegation or complaint, whether formal, informal or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Employer Affiliate in any manner, including without limitation, any Employer Affiliate’s business or employment practices. Executive waives any right to monetary recovery should any administrative or governmental agency or entity pursue any claim on her behalf.

(c)             Indemnification. Executive agrees to indemnify and hold each Employer Affiliate harmless from and against any and all claims, including each Employer Affiliate’s court costs and attorneys’ fees, arising from or in connection with any claim, action or other proceeding made, brought or prosecuted, or caused or permitted to be commenced or prosecuted, by Executive, her successor(s) or assign(s) contrary to the provisions of this Agreement. It is further agreed that this Agreement shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to this Agreement, and in any such action this Agreement may be pleaded by the Employer Affiliates, or any of them, both as a defense and as a counterclaim or cross-claim in such action.

(d)            Acknowledgment of Waiver; Disclaimer of Benefits. Executive acknowledges and agrees that she is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all of the Employer Affiliates of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.

Notwithstanding the foregoing, Executive further acknowledges that she is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)             Effect of Release and Waiver. Executive understands and intends that this Section 4 constitutes a general release of all claims except as otherwise provided in Section 4(d) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver. If any provisions of this Section 4 are held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(f)             No Conflict of Interest. Executive hereby covenants and agrees that she will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with her obligations, covenants or agreements hereunder or which could cause any of her representations or warranties made herein to be untrue or inaccurate.

(g)            Executive’s Litigation Assistance and Cooperation. Executive acknowledges and affirms her understanding that she may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company and/or the other Employer Affiliates. Executive hereby covenants and agrees to testify truthfully in any and all such proceedings. Executive further covenants and agrees, upon prior notice and for no further compensation, for twelve (12) months after the Separation Date (or if earlier, until such date as the Company terminates the consulting arrangement described in Section 6 below) to make herself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Employer Affiliates and with its or their respective attorneys and advisors in connection with any such litigation, arbitrations, government or other administrative proceeding. The Company will reimburse Executive for any expenses incurred in connection with such assistance and cooperation (including without limitation attorney’s fees if Executive shall determine that retention of an attorney is necessary or appropriate in connection with rendering such assistance or cooperation, and provided that Company approves of such attorney (such approval not to be withheld if the fee rate of Executive’s counsel is not substantially more than that of the Company’s regular outside counsel) consistent with the Company’s expense reimbursement policy as in effect as of the Separation Date.

(h)            No Medicare Beneficiaries. Executive hereby acknowledges and affirms that she is not and was not at any time during her employment with the Company, or at any other time relevant to this Agreement, a Medicare beneficiary. Executive also affirms that any potential claims against the Company do not involve any illness, injury, incident, or accident in which medical expenses were, or are expected to be, incurred and that no payments were made by Medicare or Medicaid as a result of any alleged illness, injury, incident, or accident related to her claims. Accordingly, Executive affirms that Medicare has no interest in the Severance Payment. Nonetheless, should the Centers for Medicare & Medicaid Services (“CMS”), or any agency representing Medicare’s interests, determine that Medicare has an interest in the Severance Payment, Executive agrees to indemnify, defend, and hold the Company and the Employer Affiliates above harmless from any action by CMS, or any agency representing Medicare’s interests, relating to her medical expenses. Executive agrees to reasonably cooperate with the Company upon request with respect to any claim that CMS or any agency representing Medicare’s interests may make and for which she is required to indemnify the Company under this paragraph. Furthermore, Executive agrees to waive any and all future actions against the Company and any insurer for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

5.             Company Release.

(a)             General Release. In consideration of the obligations of Executive set forth herein and other good and valuable consideration, all of which the Company agrees the Company would not be entitled to receive without executing this Agreement, the Company, on its behalf and on behalf of all of its subsidiaries and affiliates (together with the Company, the “Company Group”), hereby releases Executive from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown or suspected to exist by any member of the Company Group, which any member of the Company Group ever had or may now have against Executive, from the beginning of time to the date the Company executes this Agreement, including, without limitation, Executive’s association with the Company and the cessation thereof, the Offer Letter and all matters currently capable of being known arising under any federal, state or local statute, rule, regulation or principle of contract law (whether oral or written, express or implied), tort law or common law, but exclusive of any breach of the Confidentiality Agreement. This release does not waive rights or claims that may arise after the date the Company executes this Agreement. The Company fully understands that if any fact with respect to which this release is executed is found hereafter to be other than or different from the facts in that connection believed by the Company to be true, the Company expressly accepts and assumes the risk of such possible difference in fact and agrees that the release set forth herein shall be and remain effective notwithstanding such difference in fact. Notwithstanding the foregoing, this Section 5 shall not (i) release any claims that have arisen or arise from Executive’s breach of this Agreement, (ii) prohibit the Company from enforcing this Agreement; or (iii) cover claims arising from conduct that is a violation of criminal law, claims arising from misconduct that is concealed through fraud or misrepresentations, claims that do not arise from or relate to Executive’s employment with (or service to) the Company, or any claims arising from Executive’s duties to the Company as an officer that cannot be lawfully released under controlling law or cannot be released except through special resolution of the Board of Directors after complete disclosure.

(b)            Covenant Not to Sue. The Company, on its behalf and on behalf of the Company Group, covenants and agrees never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against Executive any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this Section 5.

(c)            Indemnification. The Company agrees to indemnify and hold Executive harmless from and against any and all claims, including Executive’s court costs and attorneys’ fees, arising from or in connection with any claim, action or other proceeding made, brought or prosecuted, or caused or permitted to be commenced or prosecuted, by Company or any other member of the Company Group (or their respective successor(s) or assign(s)) contrary to the provisions of this Agreement. It is further agreed that this Agreement shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to this Agreement, and in any such action this Agreement may be pleaded by Executive both as a defense and as a counterclaim or cross-claim in such action.

(d)            Acknowledgment of Waiver; Disclaimer of Benefits. The Company, on its behalf and on behalf of the Company Group, acknowledges and agrees that each of them is waiving all rights to sue or obtain equitable, remedial or punitive relief from Executive of any kind whatsoever, including, without limitation, attorneys’ fees and any form of injunctive relief except as otherwise set forth in Section 5(a).

(e)             Effect of Release and Waiver. The Company understands and intends that this Section 5 constitutes a general release of all claims and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver. If any provisions of this Section 5 are held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

6.             Consulting Services.

(a)             In General. For a period of twelve (12) months after the Separation Date (the “Initial Consulting Period” and, together with the Post-Initial Consulting Period (as defined below), the “Consulting Period”), so long as Executive does not revoke this Agreement pursuant to Section 14 below, Executive agrees to make herself reasonably available to undertake special mutually agreed assignments on behalf of the Company as a non-executive senior adviser to the CEO (the “Consulting Services”), subject to the following conditions:

(i)             Other Commitments. During any month during the Initial Consulting Period, Executive shall not be obligated to make herself available to provide Consulting Services for more than five (5) business days (pro-rated for the first and last months in which the Consulting Services are provided). The Company acknowledges that Executive may seek and accept employment and other opportunities elsewhere during the Initial Consulting Period, and the Company will make every reasonable effort to accommodate Executive’s other commitments in requesting Consulting Services under this Agreement. The Company and Executive will make every reasonable effort to request and provide, respectively, Consulting Services at mutually convenient times. However, the Parties agree that requests for Consulting Services shall not interfere with or impede Executive’s other employment or opportunities.

(ii)             No Authority. During the Initial Consulting Period, Executive shall not be an employee of and shall have no authority to act on behalf of the Company or to enter into any agreement or obligation on behalf of the Company or any other member of the Company Group without the express prior authorization of the Board of Directors of the Company.

(iii)            Termination of Consulting Period. Executive may terminate the Consulting Period at any time. The Company may terminate the Initial Consulting Period at any time. However, if the Company terminates, respectively, either the Initial Consulting Period or Post-Initial Consulting Period before the end of twelve (12) months following its respective commencement for reasons other than (a) for Cause within the meaning of the Company’s 2020 Equity Incentive Plan determined as if Executive were an executive officer of the Company, or (b) for violations of Executive’s Confidentiality Agreement, then the Company shall pay Executive, by the next regular payroll date following the termination of the Consulting Period, in a cash lump sum, the then unpaid remainder of the amount of the consulting fee described in subsection (b)(i)(A) and (b)(ii)(A) below (the “Consulting Fee”) that would be due and owing to Executive if the Consulting Period had extended through the twenty-four-month anniversary of the beginning of the Initial Consulting Period. If Company terminates the Consulting Period either for Cause or for Executive’s violations of Executive’s Confidentiality Agreement, as referenced above, Executive agrees that she will forfeit her right to any additional Consulting Fee payments beyond those owed through the date of the Company’s decision to terminate the Consulting Period.

(iv)           Post-Initial Consulting Period. Following the Initial Consulting Period, Executive agrees to remain reasonably available to undertake special mutually agreed assignments on behalf of the Company (the “Post-Initial Consulting Period”), subject to the same conditions as the Initial Consulting Period.

(b)            Consulting Fee; Expenses. In consideration for Executive being available to consult during the Consulting Period, the Company shall:

(i)             Initial Consulting Fee. Company shall pay Executive (A) a monthly consulting fee of $20,000 in respect of any whole or partial month during the Initial Consulting Period, with the first such payment made on the first regularly scheduled payroll date on or after the date this Agreement becomes irrevocable pursuant to Section 14 below and each of the subsequent payments made on the first regularly scheduled payroll dates of each month thereafter until the end of the Initial Consulting Period and (B) an additional $10,000 for each whole or partial day in excess of five (5) on which Executive performs Consulting Services during such month. Executive agrees that she must receive prior written authorization from the Chief Executive Officer, Chief Financial Officer or General Counsel before performing Consulting Services in excess of five (5) days in any month. Executive agrees that any Consulting Services performed in excess of five (5) days in any month without prior written authorization will be unpaid. As set forth in Paragraph 6(a)(i), Executive shall not be obligated to make herself available to provide Consulting Services for more than five (5) business days in each month of the Initial Consulting Period.

(ii)             Post-Initial Consulting Fee. Company shall pay Executive (A) a monthly consulting fee of $15,000, with the first such payment made on the first regularly scheduled payroll date following the expiration of the Initial Consulting Period, and each subsequent payment made on the first regularly scheduled payroll dates of each month thereafter until the end of the Post-Initial Consulting Period and (B) an additional $10,000 for each whole or partial day in excess of five (5) on which Executive performs Consulting Services during such month. Executive agrees that she must receive prior written authorization from the Chief Executive Officer, Chief Financial Officer or General Counsel before performing Consulting Services in excess of five (5) days in any month. Executive agrees that any Consulting Services performed in excess of five (5) days in any month without prior written authorization will be unpaid. As set forth in Paragraph 6(a)(i), Executive shall not be obligated to make herself available to provide Consulting Services for more than five (5) business days in each month of the Initial Consulting Period.

(iii)            Expenses. Company agrees to reimburse Executive for any expenses incurred during the Initial Consulting Period and Post-Initial Consulting Period consistent with the Company’s expense reimbursement policy as in effect as of the Separation Date.

(c)             Service Exclusions. Assistance and cooperation provided by Executive pursuant to Section 4(f) above will not be considered consulting services rendered under this Agreement and except for reimbursement of expenses as provided in Section 4(f) above will not be subject to compensation by the Company as services rendered under this Agreement.

(d)            No Benefits Entitlement. During the Consulting Period, Executive will not earn, accrue, or otherwise be entitled to benefits under, or to participate in the employee benefit plans of, or otherwise obtain any employee benefits from, the Company, except as expressly provided for above with respect to continuation of insurance coverage under COBRA for the period of time identified. No Consulting Fees or related payments made to Executive for Executive’s consulting services shall be credited towards or deemed a contribution item for purposes of any Company benefit plans or programs.

(e)            Tax Obligations and Insurance as a Consultant. Executive shall be paid Executive’s Consulting Fee pursuant to IRS Form 1099, and shall have full responsibility for applicable taxes for all compensation paid to Executive as a consultant under this Agreement. The Company will not contribute to Social Security, Worker’s Compensation, Unemployment Compensation or other similar employee funds and benefits on behalf of Executive. Executive agrees to indemnify and hold harmless the Company for failure to so withhold or make such payments.

7.             Restrictive Covenants; Survival. Executive hereby (a) reaffirms the rights and obligations under the Confidentiality Agreement, (b) understands, acknowledges and agrees that such rights and obligations will survive her termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof and (c) agrees that the employment end date referenced in Section 1.4 of the Confidentiality Agreement shall be deemed to be the Separation Date.

8.             Return of Corporate Property. Executive represents and warrants that, as of the Separation Date, she has returned all Company property that has been requested by the Company that is within her possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), cell phones, computers, PDAs and all other items belonging to the Company to the extent they contain Confidential Information (as defined in the Confidentiality Agreement) and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

9.             Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of her covenants, agreements, or obligations hereunder (including in agreements incorporated herein by reference), monetary damages would be inadequate to compensate the Employer Affiliates or any of them. Accordingly, in addition to other remedies which may be available to the Employer Affiliates hereunder or otherwise at law or in equity, the Company will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief. Notwithstanding the foregoing, in the event of a breach of Paragraph 4(a)-(b), Paragraph 12, or Executive’s Confidentiality Agreement, Executive shall forfeit all rights to any additional consulting fees due under this Agreement, and will pay to the Company as damages an amount equal to the consulting fees Executive has received under this Agreement.

10.           Defend Trade Secrets Act. Notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11.           Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of the Company and to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or its services to any of the clients (including but not limited to customers, vendors, suppliers, and candidates) of the Company, provided that Executive may respond accurately and fully to any question, inquiry, or request for information when Executive reasonably believes she is required do so by legal process. The Board of Directors of the Company shall instruct its members and the officers of the Company to refrain from any disparagement, defamation, libel, or slander of Executive and refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning Executive, provided that such individuals may respond accurately and fully to any question, inquiry, or request for information when they reasonably believe they are required do so by legal process. In addition, the Company (which for purposes of this sentence shall be limited to the Chief Executive Officer of the Company and the Chairman of the Company’s Board of Directors) shall refrain from any disparagement, defamation, libel, or slander of Executive and refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning Executive, provided that the Company may respond accurately and fully to any question, inquiry, or request for information when they reasonably believe they are required do so by legal process.

12.           Non-Solicitation; Non-Interference. Executive agrees that, in order to avoid conflicts of interest, for the twelve (12) month period following the Separation Date in the case of subsections (a)-(e) below or the three (3) month period following the Separation Date in the case of subsection (f) below, as the case may be, Executive will not, directly or indirectly, for Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(a)            solicit from any customer doing business with the Company as of Executive’s Separation Date, business of the same or of a similar nature to the business of the Company;

(b)            solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company;

(c)            solicit the employment or services of any person who was known to be employed or engaged by the Company as of the Separation Date;

(d)            hire or engage the employment or services of any person who is employed by the Company;

(e)            otherwise interfere with the business or accounts of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any customer, vendor or supplier; or

(f)             hire or engage any person who was employed or engaged by the Company as of the Separation Date.

13.           Complete Agreement; Inconsistencies. This Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in this Agreement; provided that this Agreement shall not modify the Confidentiality Agreement and the Parties’ Mutual Agreement to Arbitrate Claims, executed by the Parties on July 30, 2021.

14.           Acknowledgment of Voluntary Agreement; ADEA Compliance. Executive acknowledges that she has entered into this Agreement freely and without coercion, that she has been advised by the Company to consult with counsel of her choice, that she has had adequate opportunity to so consult, and that she has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). Executive understands that she may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent her knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following her execution of this Agreement (the “Revocation Period”), she will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.

15.           No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

16.           No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by Executive, the Company or the Employer Affiliates of any violation of law or other wrongdoing of any kind whatsoever.

17.           Third Party Beneficiaries/Course of Dealing. The Employer Affiliates are intended third-party beneficiaries of Section 4 of this Agreement, and Section 4 of this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Employer Affiliates under Section 4 hereof. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

18.           D&O Coverage. Nothing in this Agreement will eliminate any right to Executive’s coverage under the Company’s D&O Policy that Executive would otherwise have absent this Agreement as an officer leaving the employment of the Company based on the parties’ mutual agreement to end the employment relationship.

19.           Tax Withholdings. Notwithstanding any other provision herein, the Company will be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

20.           Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Texas.

21.           Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

22.           Counterparts. This Agreement may be executed and delivered by facsimile, electronic signature or e-mail transmission of a portable document format (.pdf) copy and any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23.           Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Employer Affiliates under Section 17 above will inure to the benefit of, and be enforceable by, any of the Parties’ and Employer Affiliates’ respective successors and assigns; provided that the rights and obligations of Executive under this Agreement will not be assignable other than by the laws of descent and distribution without the prior written consent of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement will be provided for in accordance with applicable law.

24.           Amendments and Waivers. No amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

25.           Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

[Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Separation, Consulting and General Release Agreement effective as of the respective date indicated below.

DATED: February 5, 2024	Canoo Inc.
	Name:	/s/ Hector Ruiz
	Title:	General Counsel and Corporate Secretary

READ CAREFULLY BEFORE SIGNING

I have read this Separation, Consulting and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Employer Affiliates or any of them to the extent provided in this Separation, Consulting and General Release Agreement.

DATED: February 5, 2024	By:	/s/ Josette Sheeran
	Name:	Josette Sheeran